As filed with the Securities and Exchange Commission on August 5, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TRUEBLUE, INC.
(Exact name of registrant as specified in its charter)

Washington	91-1287341
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1015 A Street
Tacoma, Washington 98402
(Address of principal executive offices, including zip code)

Amended and Restated 2016 Omnibus Incentive Plan
(Full title of the plan)

Corporation Service Company
300 Deschutes Way SW Suite 208 MC-CSC1
Tumwater, WA, 98501
1-800-927-9801

(Name, address and telephone number, including area code, of agent for service)

Copies to:
Andrew Moore
Perkins Coie LLP
1201 3rd Avenue, Suite 4900
Seattle, WA 98101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer	☐
Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT

    This Registration Statement on Form S-8 (this “Registration Statement”) relates to the registration of shares of common stock, no par value (“Common Stock”), of TrueBlue, Inc. (the “Registrant”) under the Amended and Restated 2016 Omnibus Incentive Plan, which was approved by the Registrant’s shareholders on May 15, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”).
PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 21, 2024, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 6, 2024 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Commission on August 5, 2024;
(c) The Registrant’s Current Report on Form 8-K, filed with the Commission on February 12, 2024; and Current Report on Form 8-K, filed with the Commission on May 16, 2024; and

(d) The description of the Registrant’s Common Stock contained in Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 21, 2024, including any amendments or reports filed for the purpose of updating such description.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

    Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.603 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act, as amended. Article 5(G) of the Registrant’s amended and restated articles of incorporation and Article VII of the Registrant’s amended and restated bylaws provide for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. Article VII of the Registrant’s amended and restated bylaws also provide that directors and officers of the Registrant may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by the Registrant for such purpose. The Registrant has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements set out, among other things, the process for determining entitlement to indemnification, the conditions to advancement of expenses, the procedures for directors’ and executive officers’ enforcement of indemnification rights, the limitations on indemnification, and the requirements relating to notice and defense of claims for which indemnification is sought.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of the Registrant’s amended and restated articles and Article VIII of the Registrant’s amended and restated bylaws contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Incorporated by reference
Exhibit number	Exhibit description	Filed herewith	Form	File no.	Date of first filing

4.1	Amended and Restated Articles of Incorporation.		8-K	001-14543	05/12/2016

4.2	Amended and Restated Bylaws.		10-Q	001-14543	10/30/2017

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being offered.	X

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	X

23.2	Consent of Perkins Coie LLP (included in its opinion filed as Exhibit 5.1).	X

24.1	Power of Attorney (included on the signature page).	X

99.1	Amended and Restated 2016 Omnibus Incentive Plan.		10-Q	001-14543	08/05/2024

107	Calculation of Filing Fee Table	X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ”Calculation of Filing Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on August 5, 2024.

TRUEBLUE, INC.

By:	/s/ Taryn R. Owen
Name:	Taryn R. Owen
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Taryn R. Owen, Carl R. Schweihs, and Garrett R. Ferencz, or each of them, any of whom may act without joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign and to file any or all amendments to this registration statement, including post-effective amendments to this registration statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Taryn R. Owen	Director, Chief Executive Officer and President (principal executive officer)	August 5, 2024
Taryn R. Owen

/s/ Carl R. Schweihs	Chief Financial Officer and Executive Vice President (principal financial officer)	August 5, 2024
Carl R. Schweihs

/s/ Richard B. Christensen	Chief Accounting Officer and Senior Vice President (principal accounting officer)	August 5, 2024
Richard B. Christensen

/s/ Jeffrey B. Sakaguchi	Chairman of the Board	August 5, 2024
Jeffrey B. Sakaguchi

/s/ Colleen B. Brown	Director	August 5, 2024
Colleen B. Brown

/s/ William C. Goings	Director	August 5, 2024
William C. Goings

/s/ Kim Harris Jones	Director	August 5, 2024
Kim Harris Jones

/s/ Robert C. Kreidler	Director	August 5, 2024
Robert C. Kreidler

/s/ Sonita F. Lontoh	Director	August 5, 2024
Sonita F. Lontoh

/s/ Paul G. Reitz	Director	August 5, 2024
Paul G. Reitz

/s/ Kristi A. Savacool	Director	August 5, 2024
Kristi A. Savacool